Exhibit 4.1

February 2, 2010

Ms. Karen Clark, CEO
Green Energy Live, Inc.
1740 44th Street, Suite 5-230
Wyoming, MI  49519-6443

Re:	Agreement between A. Joseph Cordi and Green Energy Live, Inc. - AMENDED

Ms. Clark:

I am pleased to submit this agreement (the “Agreement”) to you setting forth the terms and conditions whereby I will assist Green Energy Live, Inc. (together with any affiliates of Green Energy Live, the “Company”) in seeking one or more persons, entities or groups interested in selling their business, which transaction may be consummated through a sale of substantially all of their assets and/or securities to the Company (the “Transaction”).  The term “Transaction” as used in this Agreement expressly includes, among other things, everything paid or payable by a person or group to the Company that has been introduced by me.  The term “Transaction” as used in this Agreement expressly excludes the offer or sale of securities in a capital raising transaction.

I.           Services To Be Provided

I will endeavor, on a best-efforts basis, to obtain one or more commitments (individually a “Commitment” or collectively the “Commitments”) for the Transaction from one or more persons, entities or groups (the “Candidates”).  I understand that this is a non-exclusive engagement with the Company and the Company may consummate a Transaction through other agents or representatives whereby I may not receive any compensation. The major terms of the Transaction that I will seek to obtain will be determined by the Company.

II.	Terms and Conditions

A.
Authority.  The Company represents and warrants that the Company is in all respects qualified and authorized to accept the Commitments being arranged by me. I am not responsible for the qualifications of the Company, the vesting or quality of title or any other matters affecting the consummation of the Transaction.

B.
Performance of Services.  The Company and I expressly agree and understand that my services in seeking to consummate the Transaction are fully performed at the time the Company accepts or otherwise enters into a Commitment.

C.
Commitments.  If the Company does not accept a Commitment during the term of this Agreement, at the expiration of the term of this Agreement I shall present to the Company a list of Candidates with whom I have had contact with respect to the Transaction on behalf of the Company.  Should the Company accept and close any Commitment from any Candidate (i) registered with the Company by me or (ii) with whom the Company had contact during the period of my engagement within twenty four (24) months from the expiration date of the Agreement, the Company and I expressly agree and understand that I have performed my services and am entitled to compensation as provided herein.

February 2, 2010 - amended

D.
Information.  The Company represents and warrants that any information (a) made available to me by the Company or any Candidate or (b) contained in any documents provided to me will, at all times during the period of the engagement of me hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made.  The Company further represents and warrants that any projections provided to me or contained in any documents provided to me will have been prepared in good faith and will be based on assumptions that, in light of the circumstances under which they are made, are reasonable.  The Company acknowledges and agrees that, in rendering its services hereunder, I will be using and relying on such information (and additional information available from public or other sources) without independent verification, that I will not assume responsibility for the accuracy or completeness of such information (included in any documents provided to me or otherwise), and that I will not undertake to make an independent appraisal of any of the assets and/or securities of the Company or any of its subsidiaries or the Candidate or any of its subsidiaries.

E.
Company Indemnification. The Company hereby agrees to indemnify and hold me harmless against any and all loss, liability, claim, damage and expense whatsoever (including reasonable attorneys’ and accountants’ fees and including the costs of investigating any event) arising out of or based upon a breach by the Company of any warranty, representation or agreement in this Agreement.

III.	Compensation/Payment For Services

As compensation for my services, the Company will pay, or cause to be paid: (i) 3,000,000 shares of the Company’s common stock to be issued upon signing; and (ii) 500,000 shares of the Company’s common stock to be issued on each monthly anniversary of this Agreement for a period of six months from the date hereof for a total of 3,000,000 shares.

February 2, 2010 - amended

IV.           Miscellaneous

A.
Term.  This Agreement will become effective on the date of its acceptance by the Company (the “Effective Date”) and will continue thereafter for a period of twelve (12) months.    It is expressly agreed that the provisions of paragraphs II-C, II-E, III-A, III-B, IV-B and IV-F of this Agreement shall survive any expiration or termination of this Agreement.

B.
Confidentiality.  Except as contemplated by the terms hereof or as required by applicable law, I shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees and advisors as I determine to have a need to know and except as otherwise required by law or legal process.  Any documents and any other information or data about the Company, its subsidiaries, or their assets will only be made available to a potential investor on the execution of a confidentiality agreement prepared by me and acceptable to the Company.

C.
Nature of Engagement.  I am being retained to serve as an independent contractor to the Company, and the engagement of me shall not be deemed to be on behalf of and is not intended to confer rights or benefits on any shareholder or creditor of the Company or its subsidiaries or on any other person.  Unless expressly agreed to in writing by me, no one other than the Company is authorized to rely on this engagement of me or any statements, conduct or advice of me.  No option or advice of me shall be used for any other purpose or reproduced, disseminated, quoted, or referred to at any time, in any manner or for any purpose, nor shall any public or other references to me (or to such opinions or advice) be made without my express prior written consent, which consent may be unreasonably withheld.

D.	Parties. This Agreement shall be binding on the parties.

E.
Modifications and Amendments.  This Agreement represents the entire understanding between the Company and me with respect to the Transaction, and all prior discussions are merged herein.  It is understood that my obligations under this Agreement are to use its best efforts throughout the period for which it acts as the Company’s agent as described herein.  My engagement is not intended to provide the Company or any other person or entity with any assurances that any transaction will be consummated.

February 2, 2010 - amended

F.
Arbitration.  Any dispute related to this Agreement, any transaction contemplated hereby, or any other matter contemplated hereby shall be settled by arbitration in the State of Hawaii, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators.  Any award entered by the arbitrators shall be final, binding, and nonappealable, and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.

G.	Amendments. This Agreement may not be amended or modified except pursuant to a writing signed by all parties and shall be governed by and construed in accordance with the laws of the State of Hawaii.

H.
This agreement was amended on February 2, 2010 and replaces any previous signed versions of this agreement.  The amendment to this agreement includes the following clause:  “This agreement may be canceled by either party with 30 days written notice to the other party, for any reason.  If either party cancels this contract, then any unpaid compensation is also canceled at the same time”.

[signature page to follow]

February 2, 2010 - amended

If the foregoing correctly sets forth the entire understanding and agreement between me and the Company, please affix your signature below and return an executed copy to us at your earliest convenience, whereupon this letter shall constitute a binding agreement between us as of the date first above written and amended on February 2, 2010.

/s/ A. Joseph Cordi
A. Joseph Cordi

AGREED:

GREEN ENERGY LIVE, INC.

By:/s/ Karen Clark
President/CEO